UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2800 Patton Road

St. Paul, MN 55113

(651) 634-3003

April 4, 2012

Dear Stockholders:

You are cordially invited to join us for our 2012 annual meeting of stockholders, which will be held on Wednesday, May 9, 2012, at 3:00 p.m., Central Time, in the Minnesota Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of March 21, 2012, are entitled to notice of and to vote at the 2012 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Mark B. Knudson, Ph.D.

President, Chief Executive Officer and

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 9, 2012 at 3:00 p.m., Central Time

Place:	Dorsey & Whitney LLP Minnesota Room 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402

Items of Business:	1. The election of three Class II directors for a three-year term.

2.      Approve an amendment to Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by 40 million shares from 85 million to 125 million.

3. Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012.

4. Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 21, 2012.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on May 8, 2012 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Greg S. Lea

Secretary

April 4, 2012

PROXY STATEMENT

i

ii

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2012

The Board of Directors of EnteroMedics Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 9, 2012, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 4, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of three Class II directors, an amendment to Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by 40 million shares from 85 million to 125 million and the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from stockholders, as time permits.

Who is entitled to vote at the meeting?

The Board has set March 21, 2012, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 21, 2012, you are entitled to vote at the meeting.

As of the record date, [            ] shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of [            ] votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, via the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. Withholding authority to vote for one or more of the directors will have no effect on the voting for the election of any director who is among the three nominees receiving the highest number of votes FOR his election.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the NASDAQ Stock Market. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee does not have discretionary authority to vote your shares with regard to the election of each of the nominees for Class II director as well as the proposed amendment to Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation. However, ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012 is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board of Directors recommend that I vote?

You will vote on the following management proposals:

•	Election of the following three Class II directors: Luke Evnin, Ph.D., Bobby I. Griffin and Paul H. Klingenstein, each to serve a three-year term.

•

Amendment to Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by 40 million shares from 85 million to 125 million.

•	Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012.

The Board of Directors recommends that you vote FOR the election of each of the nominees for Class II director as well as FOR the proposed amendment to Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation and FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of all of the nominees for Class II director as well as FOR the amendment to Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation and FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of our annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting stockholder proposals for the 2013 annual meeting?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2013 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Secretary, on or before December 10, 2012. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of EnteroMedics at our principal executive offices in St. Paul, Minnesota, no less than 90 days and no more than 120 days prior to the anniversary date of the last annual meeting. For the 2013 annual meeting, director nominations and stockholder proposals must be received on or after January 9, 2013 and on or before February 8, 2013. The proposal must contain the specific information required by our bylaws. In the event that the 2013 annual meeting is called for a date that is not within 30 days of the anniversary date of the 2012 annual meeting, stockholder proposals must be received in accordance with the timeline set forth in our bylaws. You may request a copy of our bylaws by contacting our Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, telephone (651) 634-3003. Stockholder proposals that are received by us after February 8, 2013, may not be presented in any manner at the 2013 annual meeting.

How can I communicate with EnteroMedics’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: EnteroMedics Inc., c/o Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2012

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2011 are available at http://ir.enteromedics.com/annual-proxy.cfm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of February 29, 2012. Percentage ownership calculations for beneficial ownership are based on 36,758,596 shares outstanding as of February 29, 2012. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Bay City Capital(2)(3)(4)	8,535,921	21.1%
750 Battery Street, Suite 400 San Francisco, CA 94111
T. Rowe Price(3)(5)	5,895,317	15.1
100 E. Pratt Street Baltimore, MD 21202
Kevin Douglas(3)(6)	5,740,000	14.8
125 E. Sir Francis Drake Blvd., Suite 400 Larkspur, CA 94939
Whitebox Advisors LLC(3)(7)	4,336,870	11.2
3033 Excelsior Blvd. Minneapolis, MN 55416
Ardsley Advisory Partners(3)(8)	3,882,500	10.3
262 Harbor Drive, 4th Floor Stamford, CT 06902
Austin W. Marxe and David M. Greenhouse(3)(9)	2,732,213	7.1
527 Madison Avenue, Suite 2600 New York, NY 10022
Sophrosyne Capital, LLC(3)(10)	2,534,096	6.8
156 E 36th Street At 2 Sniffen Court New York, NY 10016
MPM Capital Funds(3)(11)	2,521,483	6.7
c/o MPM Asset Management The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116
Wells Fargo & Company(3)(12)	2,337,531	6.2
420 Montgomery Street San Francisco, CA 94104

Gilder, Gagnon, Howe & Co. LLC(3)(13)	2,014,043	5.3
3 Columbus Circle, 26th Floor
New York, NY 10019
Mark B. Knudson, Ph.D.(2)(3)	452,421	1.2
Greg S. Lea(2)(3)	195,009	*
Adrianus (Jos) Donders(2)	100,615	*
Katherine S. Tweden, Ph.D.(2)	91,682	*
Luke Evnin, Ph.D.(2)(3)(11)	2,533,287	6.7
Catherine Friedman(2)	17,549	*
Carl Goldfischer, M.D.(2)(3)(4)	8,547,725	21.2
Bobby I. Griffin(2)(3)	111,418	*
Anthony P. Jansz(2)(14)	47,396	*
Paul H. Klingenstein(2)(3)(15)	1,500,900	4.0
Nicholas L. Teti, Jr.(2)(3)	69,358	*
Jon T. Tremmel(2)	14,217	*
All directors and executive officers as a group (12 persons)(16)	13,681,577	32.0

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following February 29, 2012. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following February 29, 2012, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes the following shares subject to options exercisable currently or within 60 days of February 29, 2012: Dr. Knudson, 359,755 shares; Mr. Lea, 170,385 shares; Mr. Donders, 100,615 shares; Dr. Tweden, 90,629 shares; Dr. Evnin, 11,804 shares; Ms. Friedman, 15,549 shares; Dr. Goldfischer, 11,804 shares; Mr. Griffin, 39,276 shares; Mr. Jansz, 22,396 shares; Mr. Klingenstein, 11,804 shares; Mr. Teti, 47,678 shares; and Mr. Tremmel 11,804 shares. Dr. Goldfischer has assigned the shares underlying his options to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. upon the exercise of these options.

(3)	Includes the following shares subject to warrants exercisable currently or within 60 days of February 29, 2012: Bay City Capital (see footnote (4)), 3,631,471 shares; T. Rowe Price (see footnote (5)), 2,172,647 shares; Kevin Douglas (see footnote (6)), 1,990,000 shares; Whitebox Advisors (see footnote (7)), 1,819,999 shares; Ardsley Advisory Partners (see footnote (8)), 1,065,000 shares; Marxe and Greenhouse (see footnote (9)), 1,680,000 shares; Sophrosyne Capital (see footnote (10)), 700,000 shares; MPM Capital (see footnote (11)), 851,729 shares; Wells Fargo & Company (see footnote (12)), 1,177,810 shares; Gilder, Gagnon, Howe & Co. (see footnote (13)), 950,470 shares; Dr. Knudson, 30,498 shares; Mr. Lea, 11,374 shares; Dr. Evnin, 851,729 shares; Dr. Goldfischer, 3,631,471 shares; Mr. Griffin, 17,182 shares; Mr. Klingenstein, 526,121 shares; and Mr. Teti, 10,840 shares.

(4)	Consists of information supplied to us or filed with the SEC by Bay City Capital LLC (“BCC”) on behalf of Bay City Capital Fund IV, L.P. (“Fund IV”), Bay City Capital Fund IV Co-Investment Fund, L.P. (“Co-Investment IV”) and Bay City Capital Management IV LLC (“Management IV”), each of which has shared voting power and shared dispositive power of 4,904,450 shares and 3,631,471 warrants. BCC is the manager of Management IV, which is the general partner of Fund IV and Co-Investment IV. BCC is also an advisor to Fund IV and Co-Investment IV. Carl Goldfischer, a Managing Director of BCC and a member of Management IV, is a member of our Board of Directors and has sole voting and dispositive power of 11,804 shares.

(5)	Based on information known to us or contained in an amended Schedule 13G jointly filed with the SEC on February 10, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”), T. Rowe Price New Horizons Fund, Inc. (“New Horizons”) and T. Rowe Price Health Sciences Fund, Inc. (“Health Sciences”). Price Associates has sole voting power with respect to 694,070 shares and 297,747 warrants, New Horizons has sole voting power with respect to 1,528,600 shares and 1,036,800 warrants and Health Sciences has sole voting power with respect to 1,500,000 shares and 838,100 warrants. Price Associates serves as investment adviser with power to direct investments and/or sole power to dispose of the 3,722,670 shares and 2,172,647 warrants held by Price Associates, New Horizons and Health Sciences. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Based on information contained in an amended Schedule 13G jointly filed with the SEC on February 14, 2012 by Kevin Douglas, Michelle Douglas and their family trusts. Kevin Douglas has sole voting and dispositive power with respect to 255,000 shares and 127,500 warrants held by the KGD 2010 Annuity Trust VI. He also has sole voting power and shared dispositive power with respect to 780,000 shares and 398,000 warrants held by the Douglas Family Trust. Michelle Douglas has sole voting and dispositive power with respect to 255,000 shares and 127,500 warrants held by the MMD 2010 Annuity Trust VI. Kevin and Michelle Douglas, have shared voting and dispositive power with respect to 990,000 shares and 342,000 warrants held by the K&M Douglas Trust and with respect to 1,725,000 shares and 995,000 warrants held by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust.

(7)	Based on information contained in an amended Schedule 13G jointly filed with the SEC on February 14, 2012 by Whitebox Advisors LLC (“WA”), Whitebox Multi-Strategy Advisors, LLC (“WMSA”), Whitebox Multi-Strategy Partners, L.P. (“WMSP”), Whitebox Multi-Strategy Fund, L.P. (“WMSFLP”), Whitebox Multi-Strategy Fund Ltd. (“WMFSLTD”), Whitebox L/S Equity Advisors, LLC (“WLSEA”), Whitebox L/S Equity Partners, L.P. (“WLSEP”), Whitebox L/S Equity Fund, L.P. (“WLSEFLP”), Whitebox L/S Equity Fund, Ltd. (“WLSEFLTD”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P. (“PSFLP”) and Pandora Select Fund, Ltd. (“PSFLTD”). WA, acting as an investment advisor, has shared voting and dispositive power with respect to 2,516,871 shares and 1,819,999 warrants. WMSA, WMSP, WMSFLP and WMFSLTD have shared voting and dispositive power with respect to 1,657,160 shares and 1,100,157 warrants. WLSEA, WLSEP, WLSEFLP and WLSEFLTD have shared voting and dispositive power with respect to 128,702 shares and 184,930 warrants. PSA, PSP, PSFLP and PSFLTD have shared voting and dispositive power with respect to 505,700 shares and 401,429 warrants. HFR RVA Combined Master Trust (“HFR”) has shared voting and dispositive power with respect to 225,309 shares and 133,483 warrants. WA, WMSA, WMSFLP, WMSFLTD, WLSEA, WLSEFLP, WLSEFLTD, PSA, PSFLP and PSFLTD may be deemed to possess indirect beneficial ownership of the shares beneficially owned by each of WMSP, WLSEP, PSP and HFR. WA, WMSA, WMSFLP, WMSFLTD, WLSEA, WLSEFLP, WLSEFLTD, PSA, PSFLP and PSFLTD each disclaim indirect beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(8)	Based on information known to us or contained in an amended Schedule 13G jointly filed with the SEC on February 14, 2012 by Ardsley Advisory Partners, Ardsley Partners Fund II, L.P. (“AP II”), Ardsley Partners Institutional Fund, L.P. (“Ardsley Institutional”), Ardsley Offshore Fund Ltd. (“Ardsley Offshore”), Ardsley Partners I (“Ardsley Partners”) and Philip J. Hempleman. AP II has shared voting and dispositive power with respect to 1,215,500 shares and 946,100 warrants, Ardsley Institutional has shared voting and dispositive power with respect to 1,162,100 shares and Ardsley Offshore has shared voting and dispositive power with respect to 97,400 shares and 118,900 warrants. Ardsley Advisory Partners, serves as Investment Manager of Ardsley Offshore and as Investment Adviser of AP II and Ardsley Institutional, and has shared voting and dispositive power with respect to the 2,475,000 shares and 1,065,000 warrants held by those funds. Ardsley Partners, serves as General Partner of AP II and Ardsley Institutional and has shared voting and dispositive power with respect to the 2,377,600 shares and 946,100 warrants held by those funds. Philip J. Hempleman is Managing Partner of Ardsley and Ardsley Partners and has shared voting and dispositive power with respect to the 2,817,500 shares and 1,065,000 warrants held by AP II, Ardsley Institutional, Ardsley Offshore and shares owned by certain accounts managed by Mr. Hempleman directly. Mr. Hempleman disclaims beneficial ownership of all such shares.

(9)	Based on information contained in an amended Schedule 13G jointly filed with the SEC on February 13, 2012 by Austin W. Marxe and David M. Greenhouse. Messrs. Marxe and Greenhouse are (i) the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“SSCF”), (ii) members of MG Advisors L.L.C., the general partner of Special Situations Private Equity Fund, L.P. (“SSPE”) and (iii) members of LS Advisers, L.L.C., the general partner of Special Situations Life Sciences Fund, L.P. (“SSLS”). AWM also serves as the investment adviser to SSLS. Messrs. Marxe and Greenhouse have shared voting and dispositive power with respect to 58,562 shares and 500,000 warrants owned by SSCF, 450,000 shares and 90,000 warrants owned by SSPE and 543,651 shares and 1,090,000 warrants owned by SSLS.

(10)	Consists of information supplied to us or filed with the SEC by Sophrosyne Capital, LLC. Sophrosyne Capital, LLC has sole voting and dispositive power with respect to these shares and warrants.

(11)

Consists of information supplied to us or filed with the SEC by MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III Parallel Fund L.P. (“BV III PF”), MPM Bio Ventures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2002 BVIII LLC (“AM LLC”), MPM BioVentures III GP, L.P. (“BV III GP”), MPM BioVentures III LLC (“BV III LLC”), and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III, and Dennis Henner. BV III has the sole power to vote and sole power to dispose of

93,424 shares and 47,654 warrants, BV III QP has the sole power to vote and sole power to dispose of 1,389,482 shares and 708,768 warrants, BV III PF has the sole power to vote and sole power to dispose of 41,979 shares and 21,412 warrants, BV III KG has the sole power to vote and sole power to dispose of 117,417 shares and 59,893 warrants and AM LLC has the sole power to vote and sole power to dispose of 27,452 shares and 14,002 warrants. BV III GP and BV III LLC each have shared power to vote and shared power to dispose of 1,669,754 shares and 851,729 warrants. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. Dr. Evnin and Messrs. Gadicke, Galakatos, Steinmetz, Wheeler, Simon and Henner each have shared power to vote and shared power to dispose of the shares and warrants held by these funds. Dr. Evnin and Messrs. Gadicke, Galakatos, Steinmetz, Wheeler, Simon and Henner are each a member of BV III LLC and a manager of AM LLC, and each disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein. Dr. Evnin is a member of our Board of Directors and has sole voting and dispositive power of 11,804 shares.

(12)	Based on information contained in a Schedule 13G jointly filed with the SEC on January 27, 2012 by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“Wells Capital”). Wells Fargo is a parent holding company and has sole voting power with respect to 2,230,524 shares and warrants, sole dispositive power with respect to 2,257,531 shares and warrants and shared dispositive power with respect to 80,000 shares and warrants. Wells Capital is an investment adviser and has sole voting power with respect to 1,328,034 shares and warrants and sole dispositive power with respect to 2,126,968 shares and warrants.

(13)	Based on information know to us or contained in a Schedule 13G filed with the SEC on March 10, 2011 by Gilder, Gagnon, Howe & Co. LLC (“Gilder”) reporting shared dispositive power with respect to 1,063,573 shares and 950,470 warrants. Gilder is a registered broker or dealer. The shares and warrants are either held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the securities or are held in accounts owned by the partners of Gilder and their families.

(14)	Consists of 25,000 shares held by Kathdav Pty Ltd ATF Jansz Family Trust. Mr. Jansz has voting and dispositive power of the shares held by the trust, but disclaims beneficial ownership of such shares.

(15)	Consists of information supplied to us or filed with the SEC by Aberdare Ventures. Mr. Klingenstein serves as Manager of Aberdare GP II, which serves as the general partner of Aberdare Ventures II, L.P., which holds 238,566 shares, Aberdare Ventures II (Bermuda), L.P., which holds 4,951 shares, and Aberdare II Annex Fund, L.P., which holds 693,251 shares and 509,596 warrants, and has shared voting and investment control with respect to the 936,768 shares and 509,596 warrants owned, and may be deemed to own beneficially such shares. Mr. Klingenstein is a member of our Board of Directors and has sole voting and dispositive power of 54,536 shares. Mr. Klingenstein disclaims beneficial ownership of all such shares except to the extent of his pecuniary interests in the funds and his directly held shares.

(16)	Includes 5,972,714 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of February 29, 2012, inclusive of the options and warrants exercisable as described in footnotes (2) and (3), respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2011 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and stockholders beneficially owning more than 10% of our common stock during 2011 were satisfied except that the Form 4’s reporting the granting of stock options to Drs. Knudson and Tweden and Messrs. Lea and Donders on July 12, 2011 were filed late.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Our Board of Directors currently has nine members: Luke Evnin, Ph.D., Catherine Friedman, Carl Goldfischer, M.D., Bobby I. Griffin, Anthony P. Jansz, Paul H. Klingenstein, Mark B. Knudson, Ph.D., Nicholas L. Teti, Jr. and Jon T. Tremmel, divided into three classes with staggered three-year terms. At this year’s annual meeting, proxies will be solicited to re-elect Luke Evnin, Ph.D., Bobby I. Griffin and Paul H. Klingenstein as Class II directors to serve until the 2015 annual meeting or until their successors are elected and qualified. Each of these nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three Class II directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

The affirmative vote of a plurality of the common stock present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominees to the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominated Class II directors.

Nominees

The following information has been provided with respect to the members of EnteroMedics’ Board of Directors, including Dr. Evnin and Messrs. Griffin and Klingenstein, who have been nominated by the Board of Directors for re-election as Class II Directors at the 2012 annual meeting.

CLASS II DIRECTORS—Nominees for re-election at the 2012 Annual Meeting

Luke Evnin, Ph.D., age 48, has served as one of our directors since 2002. Dr. Evnin has served as a Managing Director at MPM Capital since he co-founded MPM’s asset management business in 1997. Prior to joining MPM, Dr. Evnin was at Accel Partners for over seven years including four as a General Partner. He was involved in biopharmaceutical, medical device and healthcare service companies for Accel’s funds III, IV and V. Dr. Evnin currently serves as a director of Pacira Pharmaceuticals, Inc., a publicly-held company that develops and commercializes new pharmaceutical products based on its proprietary drug delivery technology, and has served on the Board of Directors of several public companies, including Metabasis Therapeutics, Inc. (acquired by Ligand Pharmaceuticals, Inc.), Oscient Pharmaceuticals Corp. and Restore Medical, Inc. (acquired by Medtronic, Inc.). Dr. Evnin is currently or has been a director of several private healthcare companies in both the medical device and biopharmaceutical sectors.

Areas of Relevant Experience: Dr. Evnin’s experience managing venture investment funds, including co-founding a fund that was one of the initial investors in EnteroMedics, as well as his experience working with companies in the medical device and biopharmaceutical industries, makes him well-suited to serve as a member of the Board of Directors.

Bobby I. Griffin, age 74, has served as one of our directors since September 2006. In 1998, Mr. Griffin retired from a 25 year career with Medtronic, Inc., where he held various positions, including Executive Vice President from 1985 to 1998 and President of Medtronic’s Pacemaker Business from 1991 to 1998. Since his retirement, Mr. Griffin has been a private investor, managing his own fund of companies as well as serving on the advisory boards of Affinity Capital Management Fund III and IV and Sapient Capital Management Fund, in which he also invests. In addition, Mr. Griffin has served on the Board of Directors of several public companies, including MTS Systems Corporation and Urologix, Inc., and is currently a director of several private companies.

Areas of Relevant Experience: Mr. Griffin’s lengthy career in the biomedical industry and senior leadership positions at a leading global implantable medical device company, as well as his experience with managing venture investments, makes him well-suited to serve as a member of the Board of Directors.

Paul H. Klingenstein, age 56, has served as one of our directors since July 2006. Mr. Klingenstein has served as Managing Partner of Aberdare Ventures since he founded it in 1999. Formerly, he served as a General Partner of Accel Partners, as a consultant to the Rockefeller Foundation, and as an employee of E.M. Warburg, Pincus & Co. Mr. Klingenstein currently serves as a director of Anacor Pharmaceuticals, Inc., a publicly-held company that develops and commercializes novel small molecule therapeutics derived from its novel boron chemistry platform, and Clovis Oncology, Inc., a publicly-held company focused on acquiring, developing and commercializing innovative cancer agents. He also has served on the Board of Directors of several public companies, including Aviron, Isis Pharmaceuticals, Inc., Pharmion Corporation and Xomed Surgical Products, Inc. Mr. Klingenstein currently serves on the boards and audit committees of several private companies.

Areas of Relevant Experience: Mr. Klingenstein’s experience managing venture investment funds, including founding a fund that was an early investor in EnteroMedics, as well as his accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

CLASS III DIRECTORS—Continuing in office until the 2013 Annual Meeting

Mark B. Knudson, Ph.D., age 63, has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical.

Areas of Relevant Experience: Dr. Knudson’s experience as the founder, President and Chief Executive Officer of EnteroMedics, as well as his technical and financial experience, makes him well-suited to serve as a member of the Board of Directors.

Catherine Friedman, age 51, has served as one of our directors since May 2007. Ms. Friedman currently is an independent financial consultant serving public and private companies in the lifesciences. Prior to that, Ms. Friedman held numerous positions over a 23 year investment banking career with Morgan Stanley. Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006. Ms. Friedman serves on the Board of Directors and is a member of the audit committee of XenoPort Inc., a publicly-held biopharmaceutical company that develops product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs.

Areas of Relevant Experience: Ms. Friedman’s lengthy career in investment banking in the healthcare and biotechnology industry, as well as her accounting and financial reporting expertise, makes her well-suited to serve as a member of the Board of Directors.

Nicholas L. Teti, Jr., age 59, has served as one of our directors since May 2007. Mr. Teti currently serves as Chairman of the Board, President and Chief Executive Officer of Suneva Medical, Inc., a privately-held aesthetic medical device company. He also serves as an independent consultant to public and private health care companies. From April 2009 to January 2011, Mr. Teti also served in a consultancy capacity to the Chief Executive Officer of EnteroMedics. From June 2009 to the present, Mr. Teti has served on the Cowen Royalty Partners Strategic Advisory Board. Since February 2009 he has served on the Board of CAVU, a “start-up” obesity research company. From January 2008 to March 2009, Mr. Teti was Chief Executive Officer of Den-Mat, a dental aesthetics company focused on developing non-invasive techniques. Mr. Teti served as Chairman of the

Board of Isolagen, Inc., a biotechnology company which develops emergent, novel skin and tissue rejuvenation technologies, from January 2008 to June 2009, and was Chief Executive Officer of Isolagen from June 2006 to January 2008. From 2001 to 2006, Mr. Teti was President and Chief Executive Officer of Inamed Corporation, a healthcare products manufacturer focused on marketing breast implants, dermal fillers to correct facial wrinkles, and devices to treat severe and morbid obesity, including the LAP-BAND Adjustable Gastric Banding System. Mr. Teti served on the board of Inamed during 2001 and was Chairman of the Board from 2002 to 2006. Prior to that, Mr. Teti spent 25 years at DuPont and DuPont Merck where he held a number of senior management positions, including President and Chief Executive Officer of DuPont Pharmaceuticals.

Areas of Relevant Experience: Mr. Teti’s executive leadership experience in the medical device field, specifically with the research, marketing and commercialization of medical devices that treat morbid obesity, makes him well-suited to serve as a member of the Board of Directors.

CLASS I DIRECTORS—Continuing in office until the 2014 Annual Meeting

Carl Goldfischer, M.D., age 53, has served as one of our directors since July 2004. Dr. Goldfischer is currently an Investment Partner and Managing Director of Bay City Capital, serving as a member of the Board of Directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was, until mid-2000, Chief Financial Officer of ImClone Systems Incorporated, a publicly-held biotechnology company focused on developing therapeutic oncology products, where he oversaw financial operations and strategic planning. Previously, he was a Research Analyst with the Reliance Insurance Company, helping to establish its portfolio and presence in the health care investment community. Dr. Goldfischer is a member of the Board of Directors of Poniard Pharmaceuticals, Inc., a publicly-held biopharmaceutical company focused on commercializing innovative oncology products, and also serves on the boards and audit committees of several private companies.

Areas of Relevant Experience: Dr. Goldfischer’s experience managing a venture investment fund that was an early investor in EnteroMedics, as well as his accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

Anthony P. Jansz, age 51, has served as one of our directors since May 2011. Mr. Jansz served as Chairman of the Australian Institute of Weight Control (“AIWC”), the largest network of bariatric surgery clinics in Australia and a collaboration partner with respect to our commercialization efforts in Australia, from 2008 to March 2011. Mr. Jansz is also a director and shareholder of IWC, the Sydney based clinic of the AIWC, and a director and major shareholder of The Medical Finance Company, which provides finance programs for patients undertaking bariatric procedures in Australia. From 2000 to 2005, Mr. Jansz served as a Managing Director for The Carlyle Group where he established Carlyle’s Venture and Growth Capital funds in Asia. From 1995 to 1998, Mr. Jansz worked for Intel Corporation in several management positions across Australia, New Zealand and Asia, and from 1998 to 2000, Mr. Jansz served as Director, Corporate Business Development for Intel Capital where he established and oversaw investment teams and country investment strategies throughout Asia and sat on a number of investment company boards. Prior to joining Intel, Mr. Jansz spent many years working in the information technology industry at Compaq Computer, Borland International, ComputerLand and Tandy Corporation.

Areas of Relevant Experience: Mr. Jansz’s experience and connections with bariatric surgery clinics in Australia where we plan to begin commercialization of the Maestro Rechargeable System, as well as his extensive management and investment experience with U.S. companies in Australia and Asia, makes him well-suited to serve as a member of the Board of Directors.

Jon T. Tremmel, age 65, has served as one of our directors since January 2009. Mr. Tremmel has been retired and acting as an independent consultant since 2007. Over the course of his career at Medtronic, Inc., Mr. Tremmel served in a variety of senior management positions, including President of the Neurological Division from 2003 to 2007, President of the Physio Control Division, President of the Tachyarrhythmia Management Division and President of the Interventional Vascular Division. Mr. Tremmel currently serves on the board of Cyberonics, Inc., a publicly-held company that designs, develops and markets implantable medical devices for the treatment of epilepsy and other debilitating neurological disorders, and a number of corporate and civic organizations.

Areas of Relevant Experience: Mr. Tremmel’s lengthy career and leadership positions at a leading global implantable medical device company, makes him well-suited to serve as a member of the Board of Directors.

DIRECTOR COMPENSATION

To determine director compensation, we periodically review director compensation information for a peer group of comparably sized publicly-traded medical device companies. Compensation for our directors is designed to result in compensation that is competitive with that provided by the peer group.

Our director compensation program includes the payment of cash fees for the services of our non-employee directors. Pursuant to this program, each non-employee director is entitled to receive an annual retainer of $7,500 for serving on the Board of Directors and each non-employee director who serves on the Audit Committee, other than the chairperson of the Audit Committee, is entitled to receive an additional annual retainer of $1,500. The chairperson of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are also entitled to receive additional annual retainers of $10,000, $4,000 and $4,000, respectively. These annual retainer fees are paid on a quarterly basis to the directors. In addition, each non-employee director is entitled to receive $2,500 per meeting of the Board of Directors attended in person or $1,000 per meeting attended telephonically, and each committee member is entitled to receive $750 per meeting attended of their respective committees.

We also grant stock option awards to our non-employee directors as compensation for their service on our Board of Directors. Each non-employee director who becomes a member of our Board of Directors will be granted an option to purchase 25,000 shares of our common stock under our 2003 Stock Incentive Plan. Twenty-five percent of these options will vest immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Each non-employee director that continues to serve as a non-employee director will be entitled to receive an annual option grant to purchase 10,000 shares of our common stock. Twenty-five percent of these options will vest immediately with the remainder to vest in 36 equal monthly installments following the date of grant. Each such option will have an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market on the date of grant and will have a ten-year term subject to earlier termination in the event of a termination of directorship. We intend to grant these annual stock option awards to our eligible non-employee directors each year at or around the time of our annual meeting of stockholders.

On May 5, 2011 the Board of Directors approved annual option grants to purchase 10,000 shares of our common stock under our 2003 Stock Incentive Plan to each of Drs. Evnin and Goldfischer, Ms. Friedman and Messrs. Griffin, Klingenstein, Teti and Tremmel and 25,000 shares of our common stock to Mr. Jansz in connection with his appointment to the Board of Directors. These options were granted at an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $2.63 and vest such that twenty-five percent of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of directorship.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board of Directors and committee meetings. Directors who also serve as employees of the company receive no additional compensation for serving as a director. Dr. Knudson is currently the only director who serves as an employee of EnteroMedics.

Effective June 1, 2011, we entered into a four year consulting agreement with Mr. Jansz. Pursuant to the agreement, in exchange for consulting services provided, Mr. Jansz is entitled to receive a consulting fee of $96,000 AUD (approximately $98,000 USD as of December 31, 2011) per year and the reimbursement of reasonable expenses. Mr. Jansz was also granted an option to purchase 50,000 shares of our common stock under our 2003 Stock Incentive Plan. The option was granted at an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $2.76 and vests in 48 equal monthly installments beginning on July 1, 2011. This option has a four-year term subject to earlier termination in connection with a termination of a relationship with the company.

The following table shows the compensation of the non-employee members of our Board of Directors during fiscal year 2011.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Luke Evnin, Ph.D.	$22,250		$22,930	$—	$45,180
Catherine Friedman.	30,000		22,930	—	52,930
Carl Goldfischer, M.D.	22,250	(5)	22,930	—	45,180
Bobby I. Griffin	19,250		22,930	—	42,180
Donald C. Harrison, M.D. (6)	11,000	(7)	—	—	11,000
Anthony P. Jansz(8)	6,750		57,324	174,625	238,699
Paul H. Klingenstein	23,750	(9)	22,930	—	46,680
Nicholas L. Teti, Jr.	17,000		22,930	—	39,930
Jon T. Tremmel	26,000		22,930	—	48,930

(1)	Mark B. Knudson, Ph.D., who serves as Chairman of the Board, President and Chief Executive Officer is not included in this table because he is an employee of EnteroMedics and thus received no compensation for his services as a director. The compensation he received as an employee of EnteroMedics is shown in the “Summary Compensation Table.”

(2)	The amounts in this column include the annual Board of Director and committee retainer amounts described above under the heading “Director Compensation” and meeting fees for the Board of Director and committee meetings held in 2011.

(3)	The amounts in this column represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by accounting principles generally accepted in the United States of America (“GAAP”). The assumptions used to arrive at the Black-Scholes value are disclosed in Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K.

The directors held options as of December 31, 2011, as follows:

Name	Vested Options	Unvested Options
Luke Evnin, Ph.D.	10,692	6,806
Catherine Friedman	14,437	6,806
Carl Goldfischer, M.D.	10,692	6,806
Bobby I. Griffin	38,164	6,806
Donald C. Harrison, M.D.	6,249	—
Anthony P. Jansz	16,146	58,854
Paul H. Klingenstein	10,692	6,806
Nicholas L. Teti, Jr.	43,556	13,520
Jon T. Tremmel	10,605	6,893

(4)	The amount in this column represents the amount payable to Mr. Jansz in connection with his consulting agreement with the company effective June 1, 2011 and the associated option granted July 1, 2011, as discussed in more detail above under the heading “Director Compensation.” The full grant date fair value of the option grant was $107,904. The amount in this column includes both the full grant date fair value of the option grant and $66,721 for fees and expenses paid to Mr. Jansz for consulting services rendered in 2011.

(5)	Dr. Goldfischer requested that such amount be paid to Bay City Capital LLC, of which Dr. Goldfischer is an Investment Partner and Managing Director.

(6)	Dr. Harrison retired from the Board of Directors effective as of May 5, 2011.

(7)	Dr. Harrison requested that such amount be paid to Charter Venture Capital, of which Dr. Harrison is a Managing Partner.

(8)	Mr. Jansz was elected to the Board of Directors at the 2011 annual meeting of stockholders held on May 5, 2011.

(9)	Mr. Klingenstein requested that such amount be paid to Aberdare Management Co., LLC, of which Mr. Klingenstein is a Managing Partner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with EnteroMedics and our management. In March 2012, our Board of Directors determined that no transactions or relationships existed that would disqualify any of our directors under NASDAQ Stock Market rules or require disclosure under SEC rules, with the exception of Mark B. Knudson, Ph.D., our President and Chief Executive Officer, because of his employment relationship with EnteroMedics, Nicholas L. Teti, Jr., because of his consulting relationship with EnteroMedics beginning June 1, 2009 and ending January 31, 2011 and Anthony P. Jansz, because of his consulting relationship with EnteroMedics beginning June 1, 2011 and due to his position as a director and shareholder of IWC, the Sydney based clinic of the AIWC, which has received payments from the company in excess of $200,000 in any of the past three years in connection with the conduct of our U.S. Food and Drug Administration pivotal trials and other clinical trials. Based upon that finding, the Board of Directors determined that Drs. Evnin and Goldfischer, Ms. Friedman and Messrs. Griffin, Klingenstein and Tremmel are “independent” and the composition of our Board of Directors meets the requirements for independence under the NASDAQ Stock Market. Each of our Audit, Nominating and Governance and Compensation Committees is composed only of independent directors.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In evaluating a candidate for nomination as a director of the company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source. The Nominating and Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

These general criteria are subject to modification and the Nominating and Governance Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee c/o Secretary at 2800 Patton Road, St. Paul, Minnesota 55113: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at our next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2012 annual meeting. Any stockholder desiring to present a nomination for consideration by the Board of Directors prior to our 2013 annual meeting must do so prior to February 8, 2013, in accordance with our bylaws, in order to provide adequate time to duly consider the nominee.

Board Leadership Structure

Our President and Chief Executive Officer, Dr. Knudson, also serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure is appropriate because Dr. Knudson founded EnteroMedics and has the most comprehensive institutional knowledge of any member of the Board of Directors and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Dr. Knudson’s combined role also provides decisive leadership, ensures clear accountability and enhances the company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, clinical investigators and investors, which is particularly important as we continue our U.S. pivotal trial and begin to commercialize the Maestro Rechargeable System internationally. We do not have a lead independent director.

Each of the directors other than Dr. Knudson and Messrs. Jansz and Teti are independent and our Board of Directors believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Following an executive session, one of the independent directors acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach appropriately and effectively complements the combined Chairman/President/Chief Executive Officer structure.

Our Board of Directors periodically evaluates whether the leadership structure of our Board continues to be optimal for the company and our stockholders. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate in our current circumstances, the Board has the flexibility to modify the Board leadership structure in the future if it determines that to be appropriate.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

The Board of Directors held five meetings during fiscal year 2011. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Current Term Expiration	Audit	Nominating and Governance	Compensation
Luke Evnin, Ph.D.	2012		✓	✓
Catherine Friedman	2013	Chair
Carl Goldfischer, M.D.	2014		Chair
Bobby I. Griffin	2012			✓
Anthony P. Jansz	2014
Paul H. Klingenstein	2012	✓	✓
Mark B. Knudson, Ph.D.	2013
Nicholas L. Teti, Jr.	2013
Jon T. Tremmel	2014	✓		Chair

Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. All of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. Our Board of Directors has identified Catherine Friedman, our Audit Committee Chair, as the audit committee’s financial expert under the rules of the SEC. The Audit Committee held four meetings during 2011. During the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at our next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews the charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Nominating and Governance Committee held three meetings in 2011. During the meetings, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Compensation Committee held five meetings in 2011. During the meetings, the Compensation Committee held an executive session without members of management present.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders. Three of the directors who were serving at the time of the 2011 annual meeting attended that meeting.

Code of Business Conduct and Ethics

We have adopted the EnteroMedics Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the company to the Board’s attention. The Board takes an active role in risk oversight related to the company both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to our Board and committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. These matters are further discussed by the Board and committees in executive sessions without the presence of management. The primary areas of risk oversight that our Board and committees are responsible for are summarized below:

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual capital plan and strategic plans (including capital allocation); litigation and regulatory exposures; other current matters that may present material risk to our operations, plans, prospects or reputation; and senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Nominating and Governance Committee	Risks and exposures associated with corporate governance, legal compliance and director succession planning.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee will be required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved, exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Consulting Agreement

On June 1, 2011, we entered into a consulting agreement with Mr. Jansz who is a member of our Board of Directors. The details of the consulting agreement are described above under the heading “Director Compensation.”

Public Offering

The following principal stockholder purchased shares of common stock together with common stock warrants in our public offering on September 28, 2011 at an aggregate price of $1.65 per share and corresponding warrant. The shares and warrants purchased, together with the proceeds, before expenses to the company, are shown in the table below:

Beneficial Owner	Shares Purchased	Warrants Purchased	Net Proceeds, before expenses, to the Company
Bay City Capital	840,000	167,999	$1,386,000

Carl Goldfischer, M.D. is one of our directors and is a managing director of Bay City Capital LLC.

Indemnification Agreements

Upon the closing of our initial public offering on November 20, 2007, we entered into indemnification agreements with each of our directors and executive officers. We also entered into indemnification agreements with Messrs. Jansz and Tremmel after their appointments to our Board of Directors. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, including their ages, as of March 15, 2012:

Name	Age	Position
Mark B. Knudson, Ph.D.	63	President, Chief Executive Officer, Chairman and Director
Greg S. Lea	59	Senior Vice President and Chief Financial Officer
Adrianus (Jos) Donders	58	Senior Vice President of Research and Advanced Development
Katherine S. Tweden, Ph.D.	51	Vice President, Clinical and Regulatory

Mark B. Knudson, Ph.D., has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical. Dr. Knudson received a Bachelor of Science in biology from Pacific Lutheran University and a Ph.D. in physiology from Washington State University.

Greg S. Lea, has served as our Senior Vice President and Chief Financial Officer since May 21, 2007. Prior to joining us, Mr. Lea served as Chief Financial Officer of Pemstar Inc. from July 2002 through January 2007 when it was acquired by Benchmark Electronics, Inc. Mr. Lea also served as a director of Pemstar from April 2001 through January 2007 and held the position of Corporate Controller from April 2002 through July 2002. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President-Business Ventures. Prior to that, Mr. Lea held several financial management and administrative positions at IBM Corporation from 1974 to 1993 and was President and a director of the Ability Building Center, Inc. from 1981 to 1993. Mr. Lea holds a B.S. in Accounting/Business Management from Minnesota State University, Mankato.

Adrianus (Jos) Donders, has served as our Senior Vice President of Research and Advanced Development since April 2005. From September 2003 to April 2005, Mr. Donders was Director Communication Systems Engineering for Medtronic USA. From June 2000 to August 2003, Mr. Donders served as Director Clinical Study Management and Research and Development Europe for Medtronic Europe. Mr. Donders received a degree equivalent to a Masters of Electrical Engineering from the Institute of Technology Eindhoven Netherlands.

Katherine S. Tweden, Ph.D., has served as our Vice President of Clinical and Regulatory since May 2011. Prior to that Dr. Tweden served as our Vice President of Research and Clinical from September 2008 to May 2011 and our Vice President of Research from January 2003 to September 2008. From November 2002 to January 2003, Dr. Tweden was a consultant to Venturi Group, a medical device incubator company. From January 2003 through August 2004, Dr. Tweden worked for Venturi Development Inc. as a consultant to us. From July 1997 to October 2002, Dr. Tweden held positions including Director of Research and Vice President of Research for HeartStent Corporation. From September 1990 to June 1997, Dr. Tweden held the positions of Senior Research Scientist and Principal Research Scientist at St. Jude Medical, Inc. Dr. Tweden received a Bachelor of Arts in chemistry from Gustavus Adolphus College and a Masters degree and Ph.D. in biomedical engineering from Iowa State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers, who consist of our Chief Executive Officer, our Chief Financial Officer, and our three next most highly paid executive officers as determined under the rules of the SEC. In 2011, we only had two additional executive officers and they were Adrianus (Jos) Donders, Senior Vice President of Research and Advanced Development and Katherine S. Tweden, Ph.D., Vice President of Clinical and Regulatory.

Compensation Determination Process

Commencing April 27, 2007, our Board of Directors appointed independent directors to the Compensation Committee, formally adopted a charter outlining the responsibilities of the committee and granted the committee the authority to oversee our compensation programs. The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and recommends for approval by our Board of Directors the compensation programs and all forms of compensation for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

Commencing in 2007, the Compensation Committee adopted a practice of reviewing each element of total compensation on an annual basis in the first half of the year in connection with the review of our annual performance. In 2008, the Compensation Committee asked our Chief Financial Officer to analyze the base salaries, percentage equity ownership and percentage cash incentives paid to our executive officers at the level of vice president and above against the compensation awarded to such officers at comparable companies. The comparable companies (CNS, Inc., Conor Medsystems, Inc., Hansen Medical, Inc., Helicos Biosciences Corporation, Insulet Corporation, Northstar Neuroscience, Inc., Restore Medical, Inc., Urologix, Inc. and Xtent, Inc.) were selected by our Chief Financial Officer and consisted of medical device companies that were publicly-traded and comparably-sized. In addition the peer group of selected companies was compared to three national third-party surveys: (1) Top Five Data Services, 2006 MEDIC Executive Compensation Survey; (2) Compstudy, a joint E&Y / Harvard study; and (3) The Management Association of Illinois’ 2007 National Executive Compensation Survey. The Chief Financial Officer presented the results of this analysis and his findings with respect to the competitiveness of the elements of our compensation program to the Compensation Committee. The Compensation Committee primarily uses the comparative analysis as a starting point in its annual review of executive compensation to benchmark each executive’s current compensation package against compensation packages offered to similar executive officers by the peer group companies. In general, the Compensation Committee tries to keep each executive’s base salary and total compensation at the midpoint of the range of base salaries and total compensation paid to similar executive officers at the peer group companies and may make recommendations to adjust an executive’s compensation accordingly. The goal of this review is to try to maintain base salaries and total compensation packages that are market competitive, so the company can attract and retain executive talent. However, the Compensation Committee may deviate from this benchmark as it considers other factors such as each executive’s individual performance and responsibilities, the company’s overall strategy and performance and the pool of resources available for compensation adjustments each year. These factors, especially the company’s desire to reward individual efforts and performance, weigh much more heavily in the Compensation Committee’s final recommendations with respect to compensation adjustments. Since the company’s intent with respect to stock-based compensation relates more to aligning executives’ interests with those of the company and encouraging their efforts for the long-term growth and success of the company, the peer group analysis generally plays a role as a reference point in the Compensation Committee’s decisions to make additional awards of stock options to the executives. More importantly, the Compensation Committee considers individual performance and experience, contributions and achievements, stock option grants previously awarded to each executive and the Compensation Committee’s view of the appropriate levels of equity compensation for individuals with certain responsibilities, professional expertise and experience.

In 2011, the Compensation Committee asked our Chief Financial Officer to prepare an analysis of the current compensation paid to our executive officers compared to the analysis prepared in 2008. After reviewing this analysis, the Compensation Committee approved base salary increases of 3.0%, 4.5%, 2.0% and 3.3% to Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively. There were no additional changes recommended or approved to the compensation packages of our executive officers in 2011. In 2012, the Compensation Committee reviewed a summary of executive compensation paid at comparable small, publicly-traded medical device companies prepared by management. Based on this review, the Compensation Committee determined that it was appropriate to make a modest increase to the base salaries paid to our executive officers. On March 19, 2012, the Compensation Committee approved a 2.0% increase to the base salaries to each of our executive officers that will be effective April 1, 2012.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee. The Compensation Committee has not used the services of a compensation consultant to date; however, it will continue to consider the need to retain a compensation consultant in connection with each annual review of compensation.

Compensation Philosophy and Components

We are committed to attracting, hiring and retaining an experienced management team. Our fundamental executive compensation philosophy is to provide executive officers with compensation we believe to be comparable with similarly situated executives in other companies of similar size and stage of development operating in the medical device industry, taking into account our relative performance and our own strategic goals. Our objective is to have each executive officer’s total compensation be contingent upon both our overall company performance and each executive officer’s individual performance. To achieve this objective, our Compensation Committee has maintained and expects to continue to implement and maintain compensation programs that tie a portion of the executives’ overall compensation to key strategic, financial and operational goals, such as clinical trial progress, commercialization efforts, continued research and development, continued establishment of intellectual property and implementation of appropriate financing strategies, while also recognizing not only individual executive responsibilities and breadth of experience but also competitive market compensation paid by other companies for similar positions. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual responsibilities and experience and is intended to be competitive in the context of base salaries paid by comparable companies for similar positions; (ii) cash incentive payments under our Management Incentive Plan that are contingent upon our achievement of specific pre-determined performance objectives as communicated to the executives following their determination by the Compensation Committee and the Board of Directors on an annual basis, thereby allowing such objectives to vary from year to year; and (iii) stock-based incentive awards, which reward long-term performance and align the mutuality of interests between our executive officers and our stockholders.

Base Salary

Base salaries are designed to provide recurring compensation for the fulfillment of the duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. An executive’s base salary is also determined by reviewing the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy. In 2011 the Compensation Committee reviewed each individual’s experience, each individual’s performance during the prior year and the base salaries paid to our executive officers at the level of vice president and above in 2010 against the base salaries paid to such officers at comparable companies selected as part of a survey prepared by our Chief Financial Officer in 2008 at the request of the committee. Based on this review, the Compensation Committee approved increases of 3.0%, 4.5%, 2.0% and 3.3% to Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, effective April 1, 2011. The committee did not recommend any other adjustments to executive officers’ base salaries for 2011.

We have also entered into executive employment agreements and amendments to the agreements with Drs. Knudson and Tweden and Messrs. Lea and Donders that establish certain guaranteed minimum base salary and incentive compensation thresholds and provide other benefits described in more detail below under the heading “Executive Employment Agreements and Severance Benefits.” The base salaries recommended by the Compensation Committee and approved by the Board for Drs. Knudson and Tweden and Messrs. Lea and Donders have been consistent with these agreements since they were executed.

The Compensation Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. In 2011, no such adjustments were made.

Annual Cash Incentives

Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the company.

At the beginning of each year, the Compensation Committee recommends and the Board of Directors approves new “Base Plan” and “Incremental Plan” corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the company. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the “Base Plan” or “Incremental Plan” corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of our executive officers, based on a set percentage of each executive officer’s base salary, that the “Base Plan” and “Incremental Plan” corporate objectives are worth (see table below). The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan. In 2011, the Compensation Committee approved mid-year modifications to the corporate performance objectives that had been established for the Management Incentive Plan to better align the objectives with changes that were made in our business plan during the year.

Under the terms of the Management Incentive Plan, if participants achieve the designated “Base Plan” objectives, they are entitled to receive a bonus equal to a “Base Plan” percentage of their base salary for the year. In addition, to the “Base Plan” bonus amount, participants are also eligible to receive an additional bonus equal to the designated “Incremental Plan” percentage of their base salary if certain additional “Incremental Plan” objectives are achieved. The bonus percentages that may be paid to the named executive officers under the 2011 “Base Plan” and “Incremental Plan” are set forth in the table below:

Title	“Base Plan” (bonus as percentage of salary)	“Incremental Plan” (bonus as percentage of salary)	Maximum Bonus (as a percentage of salary)
President and CEO	40%	10%	50%
Chief Financial Officer	32%	8%	40%
Senior Vice President	32%	8%	40%
Vice President	24%	6%	30%

The Compensation Committee’s decision to include “Base Plan” and “Incremental Plan” bonuses and performance objectives in conjunction with bonus award percentages that may be earned by the named executive officers was based on its determination that such an incentive plan is necessary to strategically align the company’s compensation with that of similarly positioned publicly-traded medical device companies and to increase the company’s ability to attract and retain talented executive management. Additionally, the “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement.

The Management Incentive Plan includes corporate and individual performance goals for all participants, except the Chief Executive Officer, whose bonus is based entirely on corporate objectives. The weighting of the corporate to individual performance goals for the named executive officers under the Management Incentive Plan is set forth in the table below:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	0%
Chief Financial Officer	90%	10%
Senior Vice President	80%	20%
Vice President	75%	25%

These percentages were weighted based upon the Compensation Committee’s determination that the achievement of the company’s strategic corporate goals was a more meaningful measure of performance for senior executive officers than the achievement of individual goals and that such weighting yielded an incentive that was most beneficial to the company’s overall performance.

At the beginning of each year, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance objectives that were established for the prior year’s Management Incentive Plan and assesses whether the objectives were fully achieved, not achieved or partially achieved. If an objective was fully achieved, 100% credit is given for the objective. If an objective was not achieved, 0% credit is given for the objective. If an objective was partially achieved, the Compensation Committee, with input from the Chief Executive Officer, will review the objective and the company’s performance to determine whether any partial credit is appropriate. In some cases, for example where an objective has subparts and one or more of the subparts was achieved, even though the main objective was not achieved, partial credit may be given for the subparts that were achieved. Since each of the objectives was assigned a weighting when it was established, the Compensation Committee adds the percentages for the objectives that were achieved to determine the total percentage of the “Base Plan” and “Incremental Plan” corporate objectives that were achieved for the year. Then, if there were any executive officers who did not serve as executive officers for the full year and had an agreement with the company to receive a pro-rated amount of the Management Incentive Plan, the Compensation Committee will calculate the pro-rated percentage of the bonus award that such executive officer is entitled to receive. Finally, the Compensation Committee calculates the bonus award amount for each executive officer by first multiplying (i) the total percentage amount that the “Base Plan” corporate objective was achieved by the maximum “Base Plan” bonus amount for that officer, (ii) the total percentage amount that the “Incremental Plan” corporate objective was achieved by the maximum “Incremental Plan” bonus amount for that officer and (iii) for all of the executive officers except the Chief Executive Officer, the total percentage amount that the individual objective was achieved by the maximum individual bonus amount for that officer and then adding the amounts together. Based on these calculations, the Compensation Committee recommends the bonus award amounts to be paid to each of the executive officers and the Board of Directors reviews and approves the payment of the awards.

In the first quarter of 2011, the individual performance objectives under the Management Incentive Plan were set separately and specifically for each participating executive officer by the Chief Executive Officer. With respect to the corporate performance component, on January 6, 2011, the Compensation Committee established objectives for both the “Base Plan” and the “Incremental Plan.” The “Base Plan” corporate performance objectives established by the Compensation Committee for fiscal year 2011 consisted of: (1) the achievement of certain milestones in 2011 related to the company’s clinical development, including the commencement and completion of implants for the company’s U.S. pivotal trial of the Maestro RC System (the “ReCharge trial”) by certain dates, Investigational Device Exemption (“IDE”) approval by the U.S. Food and Drug Administration (“FDA”) of a glucose study and publication of 24-month data for the company’s VBLOC-DM2 trial; (2) the achievement of certain milestones in 2011 related to our commercialization strategy, including obtaining European CE Mark certification for the Maestro Rechargeable System and receiving Australian Therapeutic Goods Administration approval of the Maestro Rechargeable System; (3) development of a reimbursement plan and a commercialization plan for key European countries; and (4) the achievement of certain financial targets. The “Incremental Plan” corporate performance objectives for fiscal year 2011 consisted of: (1) reviewing the strategic partnership plan or reimbursement plan for other countries outside of the United States with the Board of Directors; (2) realizing a designated revenue target; and (3) early commencement of the initial implants for the ReCharge trial.

On July 1, 2011, the Compensation Committee approved mid-year modifications to the corporate performance objectives that had been established for the Management Incentive Plan to better align the objectives with changes that were made in our business plan during the year. As revised, the “Base Plan” corporate performance objectives established by the Compensation Committee for fiscal year 2011 consisted of: (1) the achievement of certain milestones in 2011 related to the company’s clinical development, including the commencement and completion of implants for the company’s ReCharge trial by certain dates and the development of an additional clinical trial; (2) the achievement of certain milestones in 2011 related to our commercialization strategy, including obtaining European CE Mark certification for the Maestro Rechargeable System, receiving Australian Therapeutic Goods Administration approval of the Maestro Rechargeable System and realizing a designated revenue target; (3) reviewing a reimbursement plan with the Board of Directors and developing a commercialization plan for key European countries; and (4) the achievement of certain financial targets. The “Incremental Plan” corporate performance objectives for fiscal year 2011 consisted of: (1) evaluating and presenting to the Board of Directors certain business development plans; (2) completing and submitting a reimbursement plan for certain countries outside of the United States; and (3) early commencement of the initial implants for the ReCharge trial. The Incremental Plan objectives are designed as an extension of certain Base Plan objectives in order to provide additional incentive for achievement. In the event that some, but not all, of the “Base Plan” or “Incremental Plan” corporate goals are achieved, the Compensation Committee, in its discretion, may determine to award partial or full payment of annual cash incentive compensation.

At its January 19, 2012 meeting, the Compensation Committee reviewed the achievement of the corporate and individual performance objectives in awarding bonuses under the Management Incentive Plan, and concluded that 90% of the 2011 “Base Plan” corporate performance objectives had been achieved. The Compensation Committee discussed the achievement of the 2011 “Incremental Plan” corporate performance objectives, noting that two of the three objectives were achieved and that the achievement of the third objective, related to the early enrollment of the ReCharge trial, had not been achieved. The Compensation Committee reviewed management’s performance with respect to this objective and determined to use its discretion under the Management Incentive Plan to award 100% of the “Incremental Plan” bonus amount due to management’s significant efforts of fully enrolling and implanting the ReCharge trial during the year. Additionally, our Chief Executive Officer, as authorized by the Compensation Committee, concluded that on average 100% of the individual performance objectives for the Chief Financial Officer, Senior Vice President and Vice President were achieved. Based on these assessments, the Compensation Committee recommended and the Board of Directors approved 2011 bonus awards of $159,671, $102,178, $96,809 and $73,059 for Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively. These bonus awards were paid to the named executive officers in January 2012.

In the first quarter of 2012, the individual performance objectives under the Management Incentive Plan were set separately and specifically for each participating executive officer by the Chief Executive Officer. With respect to the corporate performance component, on February 15, 2012, the Compensation Committee established objectives for both the “Base Plan” and the “Incremental Plan.” The 2012 “Base Plan” corporate objectives consist of: (1) the achievement of certain milestones in 2012 related to the commercialization of the Maestro System outside of the United States, including the realization of a designated revenue target and number of implants; (2) the achievement of certain milestones in 2012 related to the company’s U.S. clinical and regulatory development, including proper conduct of the ReCharge pivotal trial in adherence with the FDA and Data Safety and Monitoring Board requirements and subject data reporting timelines and obtaining Current Procedural Terminology Category III reimbursement codes by a specified date; and (3) the achievement of certain financial objectives. The “Incremental Plan” corporate performance objective for fiscal year 2012 is the achievement of the ReCharge pivotal trial endpoints and, if achieved, the Compensation Committee may, in its discretion, increase the total bonus award up to 150%.

Long-Term Incentives

Our 2003 Stock Incentive Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee and the Board of Directors have used stock options, rather than other forms of long-term incentives, because they create value for executive officers only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. Since our initial public offering and the commencement of the trading of our common stock on the NASDAQ Stock Market on November 15, 2007, the exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

Executive officers are granted stock options at the time they commence their employment with us. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year. Stock options granted to our executive officers at the time of hire generally vest twenty-five percent on the first anniversary of the date of hire and then 1/36th per month for 36 months thereafter and expire ten years after the date of grant subject to earlier termination in the event of a termination of employment. The vesting of additional stock options issued to our executive officers is at the discretion of our Compensation Committee and the Board of Directors and may be in accordance with this schedule or may be monthly over different periods of time or may have a component of immediate vesting or may be tied to specified performance milestones. Stock option grants are made with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to May 1, 2006, the grant date was the same as an employee’s hire date, the date an agreement was entered into with a consultant or the date the Board of Directors approved the option grant. Since May 1, 2006, the stock option grant date has consistently been the day the Compensation Committee or the Board of Directors approves the option grant.

The Compensation Committee and the Board of Directors do not award stock options according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical trial progress and enrollment, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of stock option grants awarded to other executive officers from time to time, he does not make a recommendation as to his stock options. Although our Chief Executive Officer may respond to the Compensation Committee’s proposal regarding whether and the amount of stock options he should be granted, to date he has not done so and has accepted the initial proposal of the Compensation Committee. Beginning in 2007, a review of each component of the executive’s compensation is conducted when determining annual equity awards to ensure that an executive’s total compensation is in line with our overall compensation philosophy.

On October 29, 2010, we completed our stock option exchange program. This program allowed our employees, including our named executive officers, to exchange some or all of their outstanding options to purchase our common stock for fewer new options with exercise prices equal to the closing price per share of our common stock on the NASDAQ Capital Market on the date of grant. A stock option was eligible for exchange if: (i) it had an exercise price of greater than $6.00 per share; (ii) it was not granted in connection with the performance of consulting services for us; (iii) it was held by an employee of who was eligible to participate in the program; and (iv) it remained outstanding (i.e. unexpired and unexercised) as of the date of grant of the new options (such options are referred to herein as Eligible Options). Pursuant to the stock option exchange program, we granted new options to purchase 384,629 shares of the company’s common stock in exchange for the cancellation of 481,288 tendered Eligible Options. The exercise price of the new stock options is $1.90 and the new options vest such that one-third of the shares underlying the option are immediately vested on the date of grant and the remaining shares vest monthly for 24 months. The new options also provide for accelerated vesting upon a change in control of the company (as defined in the stock option agreements) with 50% of the unvested portion of the option vesting immediately upon a change in control and 100% of the unvested portion of the option vesting immediately upon a change in control in which the employee’s employment is terminated. Each new option is a non-qualified stock option for U.S. federal income tax purposes and has a term of seven years from the date of grant. The stock option exchange program was designed:

•

to address our concern over the number of employees with underwater outstanding common stock options (stock options with exercise prices higher than the current market price per share of our common stock) and

•	to create better incentives for employees to remain at EnteroMedics and contribute to achieving our business objectives.

During fiscal year 2010, the only option awards granted to our named executive officers were those granted pursuant to the stock option exchange program. 153,937, 51,339, 31,212 and 25,301 shares were granted to Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively. Further details about our stock option exchange program are included in the Schedule TO-I we filed with the Securities and Exchange Commission on September 23, 2010, as amended.

On February 16, 2011, the Compensation Committee approved stock option grants of 350,000, 200,000 and 91,981 shares for Dr. Knudson, Mr. Lea and Dr. Tweden, respectively, that vest 1/48 th per month for 48 months, and 30,000 shares for Mr. Donders, which vest such that 50% of the stock options vest 1/10th per month for 10 months from the date of grant and 50% of the stock options vest upon the achievement of a milestone, which was delivery of sufficient Maestro Systems for the ReCharge trial. On July 12, 2011, the Compensation Committee approved stock option grants of 350,000, 225,000, 25,000 and 25,000 shares for Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, that vest 1/48 th per month for 48 months. On December 14, 2011, the Compensation Committee approved stock option grants of 200,000, 125,000, 50,000 and 100,000 shares for Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, that vest 1/48 th per month for 48 months. All of these amounts were determined by the Compensation Committee without a recommendation by management, including the Chief Executive Officer, and were based on the Compensation Committee’s subjective determination that additional stock option grants to such individuals were appropriate. The relative size of the grants reflected the Compensation Committee’s subjective assessment of the relative contributions of such individuals, taking into consideration the option grants previously made to such individuals and the consensus of the Compensation Committee regarding the appropriate levels of equity incentives for individuals with such responsibilities, professional expertise and experience. The additional stock option grants in 2011 were in response to dilutive financings that occurred in both 2010 and 2011, which resulted in the executive officers holding a significantly smaller portion of the company’s fully diluted stock outstanding and the Compensation Committee’s desire to ensure the executive officers were provided adequate incentive to manage our business from the perspective of an owner with an equity stake in the business.

Other Compensation

We provide our executive officers with benefits, including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executives. Specifically, we fund the executive’s Flex Spending Accounts and we pay 100% of the health and dental insurance premium costs for the families of our executive officers. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

We provide a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on the same terms as any other participant in the plan. Matching contributions may be made by us to the 401(k) plan at the discretion of our Board of Directors. To date, we have not made any matching contributions to the 401(k) plan.

Executive Employment Agreements and Severance Benefits

We have entered into executive employment agreements with Drs. Knudson and Tweden and Messrs. Lea and Donders. These agreements establish a specified minimum base compensation and a maximum percentage of annual incentive compensation that may be earned as a bonus by each of these executive officers in a given year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. On May 4, 2009 and April 13, 2010, we entered into an amended and restated executive employment agreements with Dr. Knudson and Mr. Lea, respectively, which superseded and replaced their prior executive employment agreements. These agreements also provide for the payment of severance benefits upon certain termination events with Drs. Knudson and Tweden and Messrs. Lea and Donders and for the right to certain benefits upon a change in control of EnteroMedics. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the executive officers in the event of a change in control transaction and better ensure that stockholder interests are protected. A more complete description of the executive employment agreements, as amended, is found in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we are not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which qualifies as performance-based compensation does not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2009, 2010 and 2011 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee of the Board of Directors of EnteroMedics

Jon T. Tremmel, Chair	Luke Evnin, Ph.D.
Bobby I. Griffin

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2011, 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non- equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Mark B. Knudson, Ph.D.	2011	$344,583	$—	$1,940,879	$159,671	$4,927	$2,450,060
President and Chief Executive Officer	2010 2009	337,000 337,000	— —	— 1,366,881	168,500 44,933	4,633 4,466	510,133 1,753,280

Greg S. Lea	2011	272,300	—	1,184,521	102,178	4,927	1,563,926
Senior Vice President and Chief Financial Officer	2010 2009	260,925 248,500	— —	— 443,677	110,000 32,471	4,633 4,466	375,558 729,114

Adrianus (Jos) Donders	2011	257,303	—	205,918	96,809	6,547	566,577
Senior Vice President of Research and Advanced Development	2010 2009	253,500 253,500	— —	1,786 214,709	90,530 22,984	5,972 5,638	351,788 496,831

Katherine S. Tweden, Ph.D.	2011	257,007	—	431,480	73,059	6,547	768,093
Vice President of Clinical and Regulatory	2010 2009	249,000 240,000	— —	— 496,959	75,240 28,560	7,882 6,263	332,122 771,782

(1)	Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column.

(2)	The amount in this column represents the grant date fair value as well as any modification charge based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

(3)	Represents bonuses earned under our Management Incentive Plan. All of our executive officers participate in the Management Incentive Plan. The details of the Management Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)	The amounts in this column include company contributions to each executive officer’s Flex Spending Account (“FSA”) and premiums paid by the company for health care and dental coverage for the dependents of each of our executive officers. With respect to the FSA spending contribution, the maximum contribution amount is included regardless of actual amounts used by the executives. With respect to the dependent health care and dental coverage, the amounts only include the 20% additional coverage paid by the company for executive officers as the company covers 80% of this expense for all employees.

Grants of Plan-Based Awards

The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal year 2011.

Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards(1)			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of option awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark B. Knudson, Ph.D.	1/6/11	$—	$138,844	$173,555	—	$—	$—
	2/16/11	—	—	—	350,000	2.58	803,487
	7/12/11	—	—	—	350,000	2.67	812,876
	12/14/11	—	—	—	200,000	1.90	324,516
Greg S. Lea	1/6/11	—	88,084	110,106	—	—	—
	2/16/11	—	—	—	200,000	2.58	459,135
	7/12/11	—	—	—	225,000	2.67	522,563
	12/14/11	—	—	—	125,000	1.90	202,823
Adrianus (Jos) Donders	1/6/11	—	82,742	103,428	—	—	—
	2/16/11	—	—	—	30,000	2.58	66,726
	7/12/11	—	—	—	25,000	2.67	58,063
	12/14/11	—	—	—	50,000	1.90	81,129
Katherine S. Tweden, Ph.D.	1/6/11	—	62,178	77,723	—	—	—
	2/16/11	—	—	—	91,981	2.58	211,159
	7/12/11	—	—	—	25,000	2.67	58,063
	12/14/11	—	—	—	100,000	1.90	162,258

(1)	Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer is a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2011, Dr. Knudson could have earned a bonus up to 50% of his base salary with a target of 40% of his base salary. Messrs. Lea and Donders could have earned a bonus up to 40% of their respective base salary with a target of 32% of their respective base salaries. Dr. Tweden could have earned a bonus up to 30% of her base salary with a target of 24% of her base salary. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Compensation Committee and the Board of Directors. The bonus awards are reviewed by the Compensation Committee and, upon the recommendation of the Compensation Committee, approved by the Board of Directors. The actual awards earned by the named executive officers in fiscal 2011 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(2)	The amounts shown represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

Employment Agreements

Executive Employment Agreement with Mark B. Knudson

On May 4, 2009, we entered into an amended and restated executive employment agreement with Dr. Knudson, our President and Chief Executive Officer, which amended the prior executive employment agreement entered into on June 22, 2005. The agreement has an initial term of two years and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Dr. Knudson is entitled to a base salary of not less than $300,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Dr. Knudson meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement establishes that the target amount of Dr. Knudson’s annual incentive compensation may not be less than 30% of his base salary for that year. Dr. Knudson’s executive employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, Dr. Knudson’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Executive Employment Agreements with Greg S. Lea, Adrianus (Jos) Donders and Katherine Tweden

In 2007 and 2008, we also entered into executive employment agreements with Mr. Lea, our Senior Vice President and Chief Financial Officer, Mr. Donders, our Senior Vice President of Research and Advanced Development and Dr. Tweden, our Vice President of Clinical and Regulatory. On April 13, 2010, we entered into an amended and restated executive employment agreement with Mr. Lea, which amended the prior executive employment agreement entered into on May 21, 2007. These agreements have an initial term of one year and automatically renew for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to these agreements, these executive officers are entitled to a base salary, as set forth in the table below, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on the executive officers meeting certain annual objectives agreed to by them and the Chief Executive Officer. The agreements for Messrs. Lea and Donders establish that the target amount of these executives’ annual incentive compensation may not exceed 25% of their respective base salary for that year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. The agreement for Dr. Tweden establishes that the target amount of her annual incentive compensation may not be less than 24% of her base salary for that year.

Greg S. Lea	$245,000
Adrianus (Jos) Donders	235,000
Katherine S. Tweden, Ph.D.	218,000

These agreements also provide for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, these agreements include non-disclosure and assignment provisions and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2011, including new options granted pursuant to the stock option exchange program that we completed on October 29, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark B. Knudson, Ph.D.	11,575	—	(1)	$2.76	8/16/14
	7,915	—	(2)	2.76	4/27/15
	6,776	—	(3)	2.76	4/20/16
	20,833	—	(4)	3.78	11/18/19
	111,176	42,761	(7)	1.90	10/29/17
	72,917	277,083	(8)	2.58	2/16/21
	36,458	313,542	(8)	2.67	7/12/21
	—	200,000	(8)	1.90	12/14/21
Greg S. Lea	16,666	—	(4)	3.78	11/18/19
	37,078	14,261	(7)	1.90	10/29/17
	41,667	158,333	(8)	2.58	2/16/21
	23,438	201,562	(8)	2.67	7/12/21
	—	125,000	(8)	1.90	12/14/21
Adrianus (Jos) Donders	14,652	—	(5)	2.76	4/11/15
	3,663	—	(2)	2.76	4/27/15
	5,769	—	(3)	2.76	4/20/16
	11,666	—	(4)	3.78	11/18/19
	22,542	8,670	(7)	1.90	10/29/17
	30,000	—	(9)	2.58	2/16/21
	2,604	22,396	(8)	2.67	7/12/21
	—	50,000	(8)	1.90	12/14/21
Katherine S. Tweden, Ph.D.	10,192	—	(6)	2.76	8/16/14
	183	—	(2)	2.76	4/27/15
	2,655	—	(3)	2.76	4/20/16
	16,666	—	(4)	3.78	11/18/19
	18,273	7,028	(7)	1.90	10/29/17
	19,163	72,818	(8)	2.58	2/16/21
	2,604	22,396	(8)	2.67	7/12/21
	—	100,000	(8)	1.90	12/14/21

(1)

Stock options vested 5,494 shares immediately upon the date of grant, which was August 16, 2004, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(2)	Stock options vested 100% upon the achievement of a milestone, which was defined for purposes of these grants as the implant of the Maestro RF System in 12 patients. These grants did not provide for any time restrictions with respect to the milestone, except the ten-year term of the option. The milestone was achieved in March 2006.

(3)	Stock options vested 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(4)	Stock options vested 25% immediately upon the date of grant and the remaining 75% vested on November 15, 2010.

(5)

Stock options vested 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter. Since these grants were made prior to May 1, 2006, the date of grant for these options is the hire date, rather than the Board approval date. See the “Compensation Discussion and Analysis” for further detail. Mr. Donders’ hire date related to this option grant is April 11, 2005.

(6)	Stock options vest 3,406 shares immediately upon the date of grant, which was August 16, 2004, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(7)	Stock options granted pursuant to the stock option exchange program vest 1/3rd immediately upon the date of grant, which was October 29, 2010, and then 1/24th per month for 24 months thereafter.

(8)	Stock options vest 1/48th per month for 48 months from the date of grant.

(9)

50% of stock options vested 1/10th per month for 10 months from the date of grant and 50% of stock options vest upon the achievement of a milestone, which was defined for purposes of these grants as the delivery of sufficient Maestro Systems for the ReCharge trial. The milestone was achieved in December 2011.

Option Exercises and Stock Vested

There were no option exercises or restricted stock awards that vested during our fiscal year ended December  31, 2011.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

We currently do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments and Benefits Upon Termination or Change in Control

We are a party to Executive Employment Agreements with Mark B. Knudson, Greg S. Lea, Adrianus (Jos) Donders and Katherine S. Tweden that provide for the receipt of certain payments and benefits upon particular termination events or change in control.

These agreements may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by us for cause (i.e., for uncured willful breach of duties or this agreement, conviction of any felony or crime involving fraud, dishonesty or moral turpitude or participation in any fraud against or affecting us or any of our subsidiaries, affiliates, suppliers, clients, agents or employees or an act of personal dishonesty intended to result in personal enrichment at our expense or any other act we determine constitutes gross or willful misconduct) or by these executives for good reason (i.e., a significant change and substantial reduction in their responsibilities or a relocation to more than 25 miles from our current facility). In addition, either party may terminate the executive’s employment at any time for any reason or no reason, including after a change in control, with 30 days written notice. For purposes of these agreements, a change in control includes: (1) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (2) a majority of the Board ceases to be composed of continuing directors (as defined in the agreement); (3) any consolidation or merger involving the company where the company is not the surviving corporation or the shares of the company’s capital stock are converted into cash, securities or other property, except if the company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the company’s stock following the transaction; (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the company; (5) any liquidation or dissolution of the company; or (6) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control.

Payments Made Upon Termination at End of Term.

In the event that Dr. Knudson is terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date.

Payments Made Upon Termination Due to Death or Disability.

In the event that Dr. Knudson’s employment is terminated due to death or disability (as defined in the agreement), he, or in the event of his death, his then spouse, is entitled to 18 months of continued health benefits. In the event that Mr. Lea’s employment is terminated due to death or disability, he, or in the event of his death, his then spouse, is entitled to 12 months of continued health benefits. In the event that Mr. Donders’ or Dr. Tweden’s employment is terminated due to death or disability, each of them, or in the event of their death, their then spouses, are entitled to six months of continued health benefits.

Payments Made Upon Termination Without Cause or Resignation for Good Reason.

In the event that Dr. Knudson resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date. In the event that Mr. Lea resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 12 months following the termination date. In the event that Mr. Donders or Dr. Tweden resigns for good reason or is terminated without cause prior to the end of the term of their agreements, they are entitled to (1) receive base salary at the rate then currently in effect for a period of six months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following their termination, and (3) receive continued health benefits for a period of six months following the termination date. Drs. Knudson and Tweden and Messrs. Lea and Donders’ severance pay is subject to signing, and not rescinding, a general release of all claims against the company.

Benefits Upon Change in Control.

In the event of a change in control, Dr. Knudson’s agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following the change in control regardless of whether Dr. Knudson’s employment is terminated in connection therewith. In addition, should Dr. Knudson resign for good reason or his employment be terminated without cause in connection with or within the first two years after a change in control, (1) he is entitled to receive base salary at the rate then currently in effect for a period of 18 months following the termination date and (2) the vesting schedule of any options issued to Dr. Knudson after the change of control will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment. For Mr. Lea, in the event of a change in control in which his employment is not terminated, his agreement provides that 50% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following termination of employment. In addition, should Mr. Lea resign for good reason or his employment be terminated without cause in connection with or within the first two years after a change in control, the vesting schedule of any options held by Mr. Lea will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment. For Mr. Donders and

Dr. Tweden, in the event of a change in control in which the employment of these executive officers is not terminated, their agreements provide that 50% of the remaining unvested portion of their stock options will automatically vest and be exercisable for a period of five years following termination of employment. In the event of a change in control in which the employment of these executive officers is terminated, 100% of the remaining unvested portion of their options will immediately vest and be exercisable for a period of five years following termination of employment. However, with respect to any of these provisions, if these executive officers receive a cash payment for their options in connection with the change in control equal to the difference between the per share amount paid to the common stockholders in the transaction and the exercise price of the option, their options will be cancelled in exchange for the cash payment.

Potential Payments Upon Termination or Change in Control

The table below shows our reasonable estimates of potential payments and benefits payable to the named executive officers upon termination without cause, resignation for good reason and change in control of EnteroMedics, with or without termination, based on the closing price of our common stock on the NASDAQ Capital Market of $1.70, on December 31, 2011. The amounts shown assume that termination or change in control was effective as of December 31, 2011, the last business day of the fiscal year, and are estimates of the amounts that would be paid to the executive officer in addition to the base salary and bonus earned by the executives during 2011. Benefits payable to all employees, such as accrued vacation and life insurance premiums are excluded. The actual amounts to be paid can only be determined at the actual time of an executive officer’s termination.

Name(1)	Type of Payment	Payments Upon Change in Control With Termination ($)(1)	Payments Upon Change in Control Without Termination ($)(1)	Payments Upon Termination Without Cause or Resignation for Good Reason ($)
Mark B. Knudson, Ph.D.	Severance Pay	$—	$—	$520,665
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	25,125

	Total	$—	$—	$545,790

Greg S. Lea	Severance Pay	$—	$—	$275,264
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	16,750

	Total	$—	$—	$292,014

Adrianus (Jos) Donders	Severance Pay	$—	$—	$129,285
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	12,425

	Total	$—	$—	$141,710

Katherine S. Tweden, Ph.D.	Severance Pay	$—	$—	$129,538
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	12,425

	Total	$—	$—	$141,963

(1)	Assumes that options were not cashed out in connection with change in control. Additional amounts may be payable if the termination is without cause or is a resignation for good reason, as specified in the third column.

(2)	Value computed based on the difference between $1.70, the closing price of our common stock on the NASDAQ Capital Market on December 31, 2011, and the exercise price for each option accelerated. No value is included in the table where the option price is greater than the closing price of our common on the NASDAQ Capital Market of $1.70 on December 31, 2011.

(3)	Amount represents the estimated full premiums to be paid by the company for health and dental coverage for the executive officer and his family for the duration of the severance period, as applicable, based on current premiums paid.

PROPOSAL 2—AMENDMENT TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

After careful consideration, the Board of Directors has unanimously determined that it would be in the best interests of the company and our stockholders to amend Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, by 40 million shares from 85 million to 125 million, increasing the total number of shares of stock which the company has the authority to issue from 90 million to 130 million.

As of February 29, 2012, there were 36,758,596 shares of common stock outstanding and 4,234,737 shares reserved for future issuance pursuant to our 2003 Stock Incentive Plan. Additionally, there were 23,917,451 shares issuable upon exercise of warrants issued and outstanding. As of February 29, 2012, there were 20,089,216 shares of unissued and unreserved common stock available for issuance.

The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. Such additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

The Board of Directors recommends a vote FOR the amendment to Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by 40 million shares.

The affirmative vote of the holders of a majority of outstanding shares entitled to vote and present at the annual meeting is necessary to approve this amendment to the Certificate of Incorporation.

Effects of the Amendment

Approval of this Proposal 2 will cause Section 1 of Article IV of our Fifth Amended and Restated Certificate of Incorporation to be amended and restated in its entirety, as follows (the “Authorized Share Amendment”):

Article IV

1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 125,000,000.

Reason for the Amendment

The company has utilized nearly all of its authorized shares of common stock. Additional authorized but unissued shares of common stock will enable the company to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders’ meeting (unless otherwise required by the rules of any stock exchange on which the company’s common stock may then be listed). The shares of common stock could be used for issuing stock dividends (including stock splits issued in the form of stock dividends), the grant of stock options or other equity-based compensation under the 2003 Stock Incentive Plan, acquisition by the company of businesses or properties, equity financing and other general corporate purposes. The company has no present plans, commitments or understandings in place with regard to the use of such shares but may in the future develop such plans.

Effect of the Proposal

The Authorized Share Amendment will permit our Board of Directors to authorize the issuance of shares without the necessity and related costs and delays of either calling a special stockholders’ meeting or waiting for an annual meeting of stockholders in order to increase the authorized capital.

Unless required by law or by the rules of any stock exchange on which the company’s common stock may in the future be listed, no further vote by the stockholders will be sought for any issuance of shares of common stock. Under existing NASDAQ regulations approval by a majority of the holders of common stock is required prior to the issuance of securities in connection with a transaction other than a public offering involving: (1) the sale, issuance or potential issuance by the company of common stock at a price less than the greater of book or market value which together with sales by officers, directors or beneficial owners of more than 5% of the common stock of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (2) the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Possible Anti-Takeover Implications of the Amendment

SEC rules require disclosure and discussion of the effects of any proposal that may be used as an anti-takeover device. The company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device. As indicated above, the purpose of the increase in the authorized common stock is to ensure that we have sufficient authorized common stock to, among other things, take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders’ meeting (unless otherwise required by the rules of any stock exchange on which the company’s common stock may then be listed). However, the company’s authorized but unissued common shares could (within the limits imposed by applicable law, regulation and NASDAQ rules) be issued in one or more transactions that could make a change of control more difficult and therefore more unlikely.

Our Board of Directors did not propose the Authorized Share Amendment or any of the other amendments to our Certificate of Incorporation in response to any effort known to our Board of Directors to accumulate common stock or to obtain control of the company by means of a merger, tender offer or solicitation in opposition to management. Further, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed as limiting the ability of third parties to take over or effect a change of control.

Other Provisions that may affect the Acquisition of Control of the Company

SEC rules also require that we discuss other provisions of our Fifth Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that could make the acquisition of control of the company or the removal of our existing management more difficult, which include the following:

•	the company does not provide for cumulative voting for directors;

•	the company has a classified Board with each class serving a staggered three-year term;

•

our Board fixes the size of the Board within certain limits, may create new directorships and may appoint new directors to serve for the full term. The Board (or its remaining members, even though less than a quorum) also may fill vacancies on the Board occurring for any reason for the remainder of the term;

•	our Board may issue preferred stock without any vote or further action by the stockholders;

•	special meetings of stockholders may be called only by our chairman or Board, and not by our stockholders;

•	our Board may adopt, amend, alter or repeal the Bylaws without a vote of the stockholders;

•	all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•

the company has advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of EnteroMedics to first negotiate with our Board.

Effective Date

Delaware law and the company’s Certificate of Incorporation require approval of this amendment. If the amendment is approved by a majority of the outstanding shares entitled to vote thereon, we will amend Section 1 of Article IV to increase the number of authorized common stock as described above. The Authorized Share Amendment will become effective upon the filing of the Authorized Share Amendment with the Delaware Secretary of State. We plan to file an amendment to our Certificate of Incorporation with the Delaware Secretary of State, to be effective as soon as practicable following the annual meeting. The only change in the company’s existing Certificate of Incorporation would be the numeric change required to reflect the increase of the number of authorized common shares.

No Dissenters’ Rights

Our stockholders are not entitled to dissenters’ rights in connection with the increase in the number of authorized shares. Furthermore, we do not intend to independently provide our stockholders with any such rights.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as the EnteroMedics’ independent registered public accountants for the year ending December 31, 2012 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2007. Representatives of Deloitte &Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accountants is not required by Delaware law, our Fifth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 3 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 3 has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the company for the fiscal years ended December 31, 2011 and 2010, by Deloitte & Touche LLP, the company’s principal accountant.

	Fiscal Year Ended
	2011	2010
Audit Fees(1)	$329,359	$330,839
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	8,500	59,419

Total Fees	$337,859	$390,258

(1)	Includes fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of interim consolidated financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings and engagements.

(2)	Includes fees billed for international financing services rendered by Deloitte & Touche LLP in 2011 and Deloitte Touche Tohmatsu in 2010.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2011, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the consolidated financial statements of EnteroMedics, compliance by EnteroMedics with legal and regulatory requirements, and the independence and performance of EnteroMedics’ internal and external auditors.

The consolidated financial statements of EnteroMedics for the year ended December 31, 2011, were audited by Deloitte & Touche LLP, independent registered public accounting firm for EnteroMedics.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited consolidated financial statements of EnteroMedics;

2.	Discussed with the independent registered public accounting firm the matters required to be discussed under Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the SEC, U.S. Public Company Accounting Oversight Board and NASDAQ Stock Market rules;

3.	Received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

4.	Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of EnteroMedics for the year ended December 31, 2011, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of EnteroMedics

Catherine Friedman, Chair	Paul H. Klingenstein
Jon T. Tremmel

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2011 Annual Report to Stockholders and Form 10-K, including consolidated financial statements for the year ended December 31, 2011, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, and is also available on our website at www.enteromedics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

“ HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders.

This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household EnteroMedics proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of EnteroMedics.

Greg S. Lea

Secretary

Dated: April 4, 2012

LOCATION OF ENTEROMEDICS ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 9, 2012 at 3:00 p.m. Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Directions By Car:

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. (Metrodome) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Washington Ave. exit and turn right. Proceed to 1st Ave. and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

ENTEROMEDICS INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 9, 2012

3:00 p.m., Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

EnteroMedics Inc.
2800 Patton Road
St. Paul, Minnesota 55113	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 9, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mark B. Knudson, Ph.D. and Greg S. Lea, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.	XXXXXXXX

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

        INTERNET – www.eproxy.com/etrm

              Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 8, 2012.

       PHONE – 1-800-560-1965

              Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 8, 2012.

         MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of Class II directors:	01 Luke Evnin, Ph.D.	03 Paul H. Klingenstein	☐ Vote FOR	☐ Vote WITHHELD
	02 Bobby I. Griffin		all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Amendment to the Fifth Amended and Restated Certificate of Incorporation to increase the shares of common stock authorized for issuance by 40 million shares from 85 million to 125 million.			☐ For	☐ Against	☐ Abstain

3. Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accountants for the year ending December 31, 2012.			☐ For	☐ Against	☐ Abstain

4. To transact such other business as may properly be considered at the meeting or any adjournment of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.